Exhibit 99.1

CESCA THERAPEUTICS ANNOUNCES IMPROVED SECOND QUARTER 2019 FINANCIAL

RESULTS AND PROVIDES CORPORATE UPDATE

Revenue Grows by 115% and the Company Records Positive Adjusted EBITDA for the Second

Quarter of 2019

Conference Call to be Held Today at 1:30 p.m. PDT/4:30 p.m. EDT

RANCHO CORDOVA, Calif., August 13, 2019 – Cesca Therapeutics Inc. (Nasdaq: KOOL), a market leader in automated cell processing and autologous cell therapies for regenerative medicine, today announced improved financial and operating results for the second quarter ended June 30, 2019 and provided a corporate update.

The Company set up a key objective at the beginning of 2019, to achieve positive cash flow from operations before the end of this calendar year. Plans to execute and achieve this goal included a series of new product launches which expanded the revenue base, accompanied by aggressive measures to reduce costs. Over the second quarter, we made significant progress in achieving its goal, as the Company reported revenue of $4.3 million, an increase of 115% as compared to the same period in the prior year. The increase in revenue along with cost cutting measures previously implemented, resulted in the Company being adjusted EBITDA positive for the three months ended June 30, 2019.

Second Quarter Achievements:

●

Completed a strategic agreement with Cordlife Group Limited, owner of the largest network of cord blood banks in Asia, to provide ThermoGenesis’ next-generation AXP® II system, for rapid processing of cord blood units, to Cordlife’s India processing facility.

●	Announced registration and availability of ThermoGenesis’ AXP® II in Thailand and Canada, extending the Company’s footprint in Southeast Asia and North America.
●	Completed registration of ThermoGenesis’ Point-of-Care PXP® system in Thailand and Canada.
●	Increased adoption of ThermoGenesis’ CAR-TXpress™ platform technology to a total of 20+ institutional customers.
●

Introduced ThermoGenesis’ enhanced X-MINI® CD3 Selection Kit, broadening the range of research applications and potential users for the product – allowing customers to select CD3+ cells from either human peripheral blood mononuclear cells or whole blood.

●	Net revenues up 115%; gross profit increased significantly.
●	Regained Nasdaq listing compliance.

“The ThermoGenesis team is committed to improving and broadening the scope of its fully integrated cellular processing solutions for the cell-based therapy market and the breadth of our achievements for the second quarter directly reflect the results of these ongoing efforts,” said Chris Xu, PhD, Chief Executive Officer of Cesca. “In particular; Health Canada approval to market the AXP® II, following on the heels of the agency’s approval of the PXP® system earlier this year, is a testament of the strength and importance of our technology and allows us to penetrate this important geographic region. Outside of North America, we continue to increase our visibility, evidenced by our strategic agreement with Cordlife in India and our expansion into Thailand. An uptick in the number of institutional customers utilizing our CAR-TXpress platform technology, a key focus area of our potential future growth, is also highly encouraging. We will continue to seek partnerships to distribute our key products globally and will stay focused with our strategy to achieve operational cash flow positive before the end of the year.”

Jeff Cauble, Cesca’s Vice President of Finance and Principal Accounting Officer, added, “We continue to reap the benefits of an upward trend in product sales, coupled with a streamlined organization and the reduction of overhead costs due to last year’s reorganization. Revenues during the second quarter of 2019 increased by 115% as compared to the same period last year and the Company’s gross profit jumped significantly, to 45%. As a result, adjusted EBITDA, the metric the Company uses to best approximate operational cash flow, was positive for the second quarter of 2019.”

Financial Results for the Quarter Ended June 30, 2019

Net revenues. Net revenues for the three months ended June 30, 2019 were $4.3 million compared to $2.0 million for the second quarter in 2018, an increase of $2.3 million or 115% year over year. The increase was driven primarily by AXP and CAR-TXpress sales. The AXP revenue increase was driven by approximately 550 cases sold to a distributor in China as compared to no cases sold to that distributor in the quarter ended June 30, 2018. Additionally, approximately 450 more cases were sold to domestic end users in the current quarter. CAR-TXpress sales increased due to relaunching the product line in the second half of 2018.

Gross profit. Gross profit for the three months ended June 30, 2019 was $2.0 million, or approximately 45% of net revenue, compared to $363,000, or 18% of net revenue for the comparable period in 2018. The gross profit margin increase was primarily due to increased sales, lower disposable costs through price efficiencies from contract manufacturers and reduced overhead expenses as a result of the June 2018 reorganization. Increased sales of CAR-TXpress also positively affected gross profit.

Sales and marketing expenses. Sales and marketing expenses for the three months ended June 30, 2019 were $384,000 compared to $359,000 for the comparable period in 2018. The slight increase was driven by increased stock compensation expense for new options granted to ThermoGenesis employees during the current quarter.

Research and development expenses. Research and development (R&D) expenses for the three months ended June 30, 2019 were $611,000, compared to $908,000 for the comparable period in 2018. The decrease was primarily due to a decline in personnel costs related to the June 2018 reorganization.

General and administrative expenses. General and administrative expenses for the three months ended June 30, 2019 were $1.2 million, compared to $2.4 million for the comparable period in 2018. The decrease was driven by a reduction in personnel costs associated with the June 2018 reorganization and other headcount reductions in 2018, as well as severance expenses, a one-time legal settlement and a loss on the disposal of fixed assets in the quarter ended June 30, 2018.

Interest Expense. Interest expense increased to $1.2 million for the three months ended June 30, 2019 as compared to $0.7 million for the three months ended June 30, 2018, an increase of 65%. The increase is due to interest expense and the amortization of the debt discount related to the January 2019 convertible promissory note and additional interest and amortization of the debt discount related to the Revolving Credit Agreement with Boyalife.

Net loss. For the three months ended June 30, 2019, the Company reported a comprehensive loss attributable to common stockholders of $1.3 million, or ($0.47) per share, based on approximately 2.8 million weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $27.0 million, or ($17.49) per share, based on approximately 1.5 million weighted average basic and diluted common shares outstanding for the three months ended June 30, 2018.

Adjusted EBITDA. In addition to the results reported under US GAAP, the Company also uses a non-GAAP measure to evaluate operating performance and to facilitate the comparison of our historical results and trends. The Company uses the metric to determine operational cash flow. Adjusted EBITDA for the three- months ended June 30, 2019 was a positive $53,000, as compared to an adjusted EBITDA loss of $3.0 million for the three months ended June 30, 2018. The increase in the current period is due to $1.5 million in additional gross profit as the result of higher sales, while decreasing overhead costs through price efficiencies from contract manufacturers. The Company also had decreased personnel expenses due to the June 2018 reorganization and eliminated one-time charges for severance, legal and loss of disposal of fixed assets in the prior year quarter ended June 30, 2019. A reconciliation of adjusted EBITDA is shown below.

On June 4, 2019, the company effected a one (1) for ten (10) reverse split of its issued and outstanding common stock.

At June 30, 2019, the company had cash and cash equivalents totalling approximately $2.4 million, compared with approximately $2.4 million at December 31, 2018.

Conference Call and Webcast Information

Cesca will host a conference call today at 1:30pm PDT/4:30pm EDT. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: http://investors.cescatherapeutics.com/events-and-presentations/events.

A replay of the call will be available until September 3 and can be accessed by dialing 1-877-344-7529 (domestic), 1-412-317-0088 (international) or 855-669-9658 (Canada), and referencing access code 10132960. The webcast will be available for three months.

About Cesca Therapeutics Inc.

Cesca Therapeutics develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. Its device division, ThermoGenesis develops, commercializes and markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology. The company has developed an automated, functionally-closed CAR-TXpress™ platform to streamline the manufacturing process for the emerging CAR-T immunotherapy market. For more information about Cesca, please visit: www.CescaTherapeutics.com. For additional information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics’ forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics’ annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Company Contact:

Wendy Samford

916-858-5191

ir@thermogenesis.com

Investor Contact:

Paula Schwartz, Rx Communications

917-322-2216

pschwartz@rxir.com

Financials

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,424,000	$2,400,000
Accounts receivable, net	3,091,000	1,509,000
Inventories	3,951,000	4,493,000
Prepaid expenses and other current assets	389,000	224,000

Total current assets	9,855,000	8,626,000

Restricted cash	1,000,000	1,000,000
Equipment, net	2,398,000	2,562,000
Right-of-use operating lease assets, net	915,000	--
Goodwill	781,000	781,000
Intangible assets, net	1,531,000	1,591,000
Other assets	52,000	51,000

Total assets	$16,532,000	$14,611,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,198,000	$2,423,000
Other current liabilities	3,283,000	3,942,000

Total current liabilities	6,481,000	6,365,000

Long-term liabilities	$3,551,000	$1,515,000

Cesca Therapeutics Inc. stockholders' equity	5,722,000	8,442,000

Noncontrolling interests	778,000	(1,711,000)

Total liabilities and stockholders’ equity	$16,532,000	$14,611,000

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,
	2019	2018
Net revenues	$4,305,000	$2,004,000

Cost of revenues	2,354,000	1,641,000

Gross profit	1,951,000	363,000

Expenses:
Sales and marketing	384,000	359,000

Research and development	611,000	908,000

General and administration	1,218,000	2,399,000
Impairment charges	--	27,202,000

Total operating expenses	2,213,000	30,868,000

Loss from operations	(262,000)	(30,505,000)

Fair value change of derivative instruments	--	308,000
Interest expense	(1,211,000)	(733,000)
Other expenses	(2,000)	(32,000)

Total other expense	(1,213,000)	(457,000)

Loss before benefit for income taxes	(1,475,000)	(30,962,000)
Benefit for income taxes	--	3,451,000

Net loss	(1,475,000)	(27,511,000)

Loss attributable to noncontrolling interests	(178,000)	(503,000)

Net loss attributable to common stockholders	$(1,297,000)	$(27,008,000)

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net cash used in operating activities	$(2,911,000)	$(6,102,000)

Cash flows from investing activities:
Capital expenditures	(142,000)	(850,000)
Cash flows from financing activities:
Payments on capital lease obligations	(15,000)	(19,000)
Proceeds from long-term related party debt	800,000	500,000
Proceeds from line of credit	1,513,000	--
Proceeds from exercise of pre-funded warrants	23,000	--
Proceeds from issuance of common stock, net	756,000	6,032,000

Net cash provided by financing activities	3,077,000	6,513,000

Effects of foreign currency rate changes on cash and cash equivalents	--	(3,000)
Net decrease in cash, cash equivalents and restricted cash	24,000	(442,000)

Cash, cash equivalents and restricted cash at beginning of period	3,400,000	3,513,000
Cash, cash equivalents and restricted cash at end of period	$3,424,000	$3,071,000

Cesca Therapeutics Inc.

Adjusted EBITDA

(Unaudited)

	Three Months Ended June 30,
	2019	2018
Net loss	$(1,475,000)	$(27,511,000)

Deduct:
Interest expense	(1,211,000)	(733,000)
Fair value change of derivative instruments and other	(2,000)	276,000
Benefit for income taxes	--	3,451,000
Loss from operations	$(262,000)	$(30,505,000)

Add:
Depreciation and amortization	190,000	174,000
Stock-based compensation expense	125,000	163,000
Impairment of intangible asset	--	27,202,000
Adjusted EBITDA	$53,000	$(2,966,000)